Rule 424 (b) (3)
Registration No. 333-109310

PRICING SUPPLEMENT NO. 3538 DATED January 19, 2005
TO PROSPECTUS SUPPLEMENTAL DATED October 21, 2003
AND BASE PROSPECTUS DATED October 17, 2003

Issuer:	National Rural Utilities CFC
Principal Amount:	$5,794,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	01/24/2005
Maturity Date:	01/17/2006
Interest Rate:	3.40% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agent's Commission:	None
Form of Note:
(Book-Entry or Certificated)	Certificated
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $22,435,508,000 and, to date, including this offering, an aggregate of $18,090,582,000.00 Series C have been issued.